Exhibit 10.45
THIRD AMENDMENT TO
ELEVENTH AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

    THIS THIRD AMENDMENT TO ELEVENTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”) is made and entered into as of the 30th day of December, 2021, by and among GROUP 1 AUTOMOTIVE, INC., a Delaware corporation (the “Company”), each of the Subsidiaries of the Company listed on the signature pages hereof (the Company and such Subsidiaries of the Company are sometimes referred to herein as, individually, a “Borrower,” and collectively, the “Borrowers”), and U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Agent”).

    WITNESSETH:

    WHEREAS, the Borrowers, the Lenders, the Agent and the Floor Plan Agent are parties to that certain Eleventh Amended and Restated Revolving Credit Agreement dated effective as of June 27, 2019, as amended by that certain Waiver and First Amendment to Eleventh Amended and Restated Revolving Credit Agreement dated as of March 3, 2020 and by that certain Second Amendment to Eleventh Amended and Restated Revolving Credit Agreement dated as of October 30, 2020 (as amended and as the same may be further amended, modified, extended, renewed or restated from time to time, the “Credit Agreement;” all capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Credit Agreement as amended by this Amendment); and

WHEREAS, on March 5, 2021, ICE Benchmark Administration Limited, the administrator of the LIBO Rate, publicly stated that it will permanently cease to publish certain tenors of the LIBO Rate after June 30, 2023; and

WHEREAS, in accordance with Section 5.6(b) of the Credit Agreement (as in effect prior to this Amendment), the Borrowers and the Agent desire to amend the Credit Agreement in the manner hereinafter set forth, to, among other things, (a) replace the LIBO Rate with the SOFR Rate, (b) replace the Pounds Sterling Rate with SONIA and (c) implement certain Benchmark Replacement Conforming Changes.

    NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the other Borrowers, and the Agent hereby agree as follows:

1.    The definitions of “Alternate Base Rate”, “Applicable Lending Office”, “Applicable Margin”, “Benchmark Replacement”, “Benchmark Replacement Adjustment”, “Benchmark Replacement Conforming Changes”, “Benchmark Replacement Date”, “Benchmark Transition Event”, “Benchmark Unavailability Period”, “Borrowing”, “Business Day”, “Interest Payment Date”, “Interest Period”, “Loan”, “Pounds Sterling Rate” and “Quoted Rate” set forth in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and the following substituted in lieu thereof:

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus one half (1/2) of one percent (1%), (c) the Term SOFR Rate (without giving effect to the Applicable Margin) for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Rate for such Business Day is not published due to a holiday or other circumstance that the Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) for Dollars plus one and one-half percent (1.5%) and (d) zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the FRBNY Rate or the Term SOFR Rate shall be effective on the effective date of such change in the Prime Rate, the FRBNY Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used when Term SOFR Borrowings are unavailable pursuant to Section 5.6, then the Alternate Base Rate shall be the highest of clauses (a), (b) and (d) above, without reference to clause (c).

“Applicable Lending Office” means, with respect to a Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Loan or SOFR Loan and such Lender’s Facility Office in the case of a Eurocurrency or Pounds Sterling Loan.

“Applicable Margin” means, on any date, with respect to SOFR Loans, Eurocurrency Loans, Pounds Sterling Loans or Alternate Base Rate Loans, the applicable percentages set forth below based upon the Total Adjusted Leverage Ratio for the most recently ended four quarter period with respect to which the Company is required to have delivered an annual audit report or financial statements pursuant to Section 9.5(a) or (b), as applicable (as such Total Adjusted Leverage Ratio is reflected in the compliance certificate delivered under Section 9.5(c) in connection with such annual audit report or financial statements):

	Total Adjusted Leverage Ratio	SOFR Eurocurrency Pounds Sterling Margin	Alternate Base Rate Margin	Commitment Fee Rate
Category 1	x > 4.50	2.00%	0.50%	0.40%
Category 2	4.00 ≤ x < 4.50	1.75%	0.25%	0.30%
Category 3	3.50 ≤ x < 4.00	1.50%	0.00%	0.25%
Category 4	2.50 ≤ x < 3.50	1.25%	0.00%	0.20%
Category 5	x < 2.50	1.00%	0.00%	0.15%

Exhibit 10.45

Each change in the Applicable Margin shall take effect on each date on which such annual report or financial statements and compliance certificate are required to be delivered pursuant to Section 9.05(a) or (b), as applicable, and (c), commencing with the date on which the financial statements and required compliance certificate are required to be delivered for the four-quarter period ending June 30, 2019. Notwithstanding the foregoing, for the period from the Closing Date through the date the financial statements and related compliance certificate are required to be delivered pursuant to Section 9.5(b) and (c) for the four quarter period ending June 30, 2019, the Total Adjusted Leverage Ratio shall be deemed to be in Category 4 under the above table. If the Company fails to deliver the annual audit report, financial statements or the related compliance certificate required to be delivered by it pursuant to Section 9.5(a), (b) or (c), as applicable, then effective as of the date such annual audit report, financial statements or associated compliance certificate were required to be delivered pursuant to Section 9.5(a), (b) or (c), as applicable, the Total Adjusted Leverage Ratio shall be deemed to be in Category 1 and shall be deemed to remain at such Category until such annual audit report, financial statements and related compliance certificate are so delivered by the Company. In the event that any annual audit report, financial statement or compliance certificate delivered pursuant to Section 9.5(a), (b) or (c), as applicable, is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered, but in no event more than two years after the date of such delivery) and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Company shall immediately (i) deliver to the Agent corrected financial statements for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected financial statements and (iii) immediately pay to the Agent the accrued additional interest and Acquisition Loan Commitment Fees (after giving effect to any credits resulting from a lower Applicable Margin in other affected periods) owing as a result of such increased Applicable Margin for such Applicable Period. This provision is in addition to the rights of the Agent and Lenders with respect to Section 5.3 and their other respective rights under this Agreement and shall not limit the rights of the Agent to declare an Event of Default.
“Benchmark Replacement” means, for any Available Tenor, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities or the applicable Alternative Currency and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than zero, such Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Agent and the Company for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities or in the applicable Alternative Currency.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Borrowing,” “Alternate Base Rate,” “Business Day,” “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of any breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any then-current Benchmark, the earliest to occur of the following events with respect to such Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to

Exhibit 10.45
have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the FRBNY, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.6(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.6(b).
“Borrowing” means a Loan or a group of Loans of a single Type made by the Lenders on a single date and, with respect to Term SOFR Borrowings and/or Eurocurrency Borrowings, as to which a single Interest Period is in effect.
“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York and London for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and the other Alternative Currencies are carried on in the London interbank market (and, if the Loans which are the subject of such Borrowing, payment or rate selection are denominated in Euros, a day which is a TARGET Day); provided that, when used in connection with any SOFR Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Interest Payment Date” means, (a) with respect to Daily SOFR and Pounds Sterling Loans, the third (3rd) Business Day of each month, (b) with respect to Term SOFR and Eurocurrency Loans, the last day of the Interest Period applicable to each such Loan (and in addition, in the case of any Interest Period of six months, the day that would have been the Interest Payment Date of such Interest Period if such Interest Period had been three months), and (c) with respect to Alternate Base Rate Loans, on the first Business Day of each January, April, July and October of each year, commencing July 1, 2019.
“Interest Period” means, with respect to a Term SOFR Borrowing or a Eurocurrency Borrowing, a period of one, three or six months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Company pursuant to this Agreement and ending on the day that corresponds numerically to such date one, three or six months thereafter; provided that
(1)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(2)    any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

Exhibit 10.45
(3)    no Interest Period shall extend beyond the Maturity Date; and
(4)    no tenor that has been removed from this definition pursuant to Section 5.6(b)(iv) may be available for selection by the Company.
“Loan” means an Alternate Base Rate Loan, a SOFR Loan, an Acquisition Loan, a Pounds Sterling Loan, a Eurocurrency Loan, a Floor Plan Loan, a Swing Line Loan or a Swing Line Overdraft Loan; and “Loans” means all such Loans made pursuant to this Agreement.
“Pounds Sterling Rate” means, for any day, with respect of a Pounds Sterling Loan, the rate per annum, equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in Pounds Sterling Rate due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrowers. For purposes of determining any interest rate hereunder or under any Loan Document which is based on the Pounds Sterling Rate, such interest rate shall change as and when SONIA shall change.
“Quoted Rate” means a rate of interest per annum offered by the Swing Line Bank with respect to Swing Line Loans and Swing Line Overdraft Loans that shall be equal to the rate of interest then applicable to Floor Plan Loans whether such Floor Plan Loans are SOFR Loans or Alternate Base Rate Loans and including as applicable, the margins for Floor Plan Loans that are SOFR Loans set forth in Section 5.2(d) hereof and the Applicable Margin for Alternate Base Rate Loans, provided, however, (i) that any amendment or modification to the Floor Plan Loan interest rate shall not amend the Quoted Rate unless the Swing Line Bank so agrees in writing and (ii) the Swing Line Bank and the Borrowers (without the consent of the other Lenders) may agree in writing to a different Quoted Rate than as provided here.
2.    The following new definitions are hereby added to Section 1.1 of the Credit Agreement in proper alphabetical order as follows:

“Alternative Currency Conforming Changes” shall mean, with respect to the use, administration of or any conventions associated with the Pounds Sterling Rate, the Eurocurrency Rate or any proposed Benchmark Replacement for an Alternative Currency, any conforming changes to the definitions of “SONIA”, “Interest Period”, “Pounds Sterling Rate” and “Eurocurrency Rate” timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Agent with the consent of the Borrowers, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with then-prevailing market practice for such Alternative Currency (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Alternative Currency exists, in such other manner of administration as the Agent determines, with the consent of the Borrowers, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Benchmark” means, initially, (a) for Loans denominated in Dollars, Daily Simple SOFR and Term SOFR, as applicable, (b) for Loans denominated in Euros, EURIBOR, and (c) for Loans denominated in Pounds Sterling, SONIA; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR, Term SOFR, EURIBOR, SONIA or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement, to the extent that such Benchmark Replacement has become effective pursuant to Section 5.6(b).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day (a “Daily SOFR Interest Day”), an interest rate per annum equal to Daily SOFR for the day that is five Business Days prior to (a) if such Daily SOFR Interest Day is a Business Day, such Daily SOFR Interest Day or (b) if such Daily SOFR Interest Day is not a Business Day, the Business Day immediately preceding such Daily SOFR Interest Day. Any change in Daily Simple SOFR due to a change in Daily SOFR shall be effective from and including the effective date of such change in Daily SOFR without notice to the Borrowers. For purposes of determining any interest rate hereunder or under any Loan Document which is based on Daily Simple SOFR, such interest rate shall change as and when Daily Simple SOFR shall change.
“Daily Simple SOFR Rate” means for any day, a rate per annum equal to the greater of (a) Daily Simple SOFR for such day plus a spread adjustment in the amount of 0.11448% (11.448 basis points) and (b) zero percent (0.0%).

Exhibit 10.45
“Daily SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the Daily SOFR Administrator on the Daily SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time), or in the case of an update to such rate by the Daily SOFR Administrator, at approximately 2:30 p.m. (New York City time), on the immediately succeeding Business Day.
“Daily SOFR Administrator” means the FRBNY (or a successor administrator of the secured overnight financing rate).
“Daily SOFR Administrator’s Website” means the website of the FRBNY, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the Daily SOFR Administrator from time to time.
“Daily SOFR Borrowing” means a Borrowing comprised of one or more Daily SOFR Loans.
“Daily SOFR Interest Day” is defined in the definition of “Daily Simple SOFR”.
“Daily SOFR Loan” means any Loan with respect to which the Borrowers shall have selected an interest rate based on the Daily Simple SOFR Rate in accordance with the provisions of this Agreement.
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Daily Simple SOFR, then 3:00 p.m. (New York City time) four Business Days prior to such setting, (b) if such Benchmark is Term SOFR, 10:00 a.m. (Central time) on the day that is two Business Days before the date of such setting and (c) if such Benchmark is not Daily Simple SOFR or Term SOFR, then the time determined by the Agent in accordance with the Benchmark Replacement Conforming Changes.

SOFR Borrowing” means, as the context may require, a Daily SOFR Borrowing or a Term SOFR Borrowing.
“SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR or Term SOFR.
“SOFR Rate” means, as the context may require, the Daily Simple SOFR Rate, the Term SOFR Rate or any other Benchmark based on or determined by reference to SOFR.
“SONIA” shall mean, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time); provided however that if such determination date is not a Business Day, SONIA shall mean such rate that applied on the first Business Day immediately prior thereto.
“SONIA Adjustment” shall mean, with respect to SONIA, 0.0326% per annum.
“Term SOFR” means the rate per annum determined by the Agent as the forward-looking term rate based on SOFR.
“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).
“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.
“Term SOFR Base Rate” means, for the relevant Interest Period, the Term SOFR rate quoted by the Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Agent from time to time) (the “Term SOFR Screen”) for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”). If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Term SOFR Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Term SOFR Screen for the first preceding Business Day for which such rate was published on such Term SOFR Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.
“Term SOFR Borrowing” means a Borrowing that bears interest at the applicable Term SOFR Rate.
“Term SOFR Rate” means, for the relevant Interest Period, the greater of (a) the sum of (i) the Term SOFR Base Rate applicable to such Interest Period plus (ii) a spread adjustment in the amount of 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, 0.26161% (26.161 basis points) for an Interest Period of three-month’s duration, and 0.42826% (42.826 basis points) for an Interest Period of six-months’ duration and (b) zero percent (0.0%).
“Term SOFR Loan” means a Loan that bears interest at the applicable Term SOFR Rate.

Exhibit 10.45
“Term SOFR Screen” has the meaning provided in the definition of Term SOFR Base Rate.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
3.    The definitions of “Eurodollar Borrowing” “Eurodollar Lending Office” “Eurodollar Loan” “Federal Reserve Bank of New York’s Website” and “LIBO Rate” set forth in Section 1.1 of the Credit Agreement are deleted in their entirety.

4.    Section 1.5 of the Credit Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

Section 1.5    SOFR Notification; Alternative Currency Conforming Changes.
The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to the administration of, submission of or any other matter related to any SOFR Rate, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such SOFR Rate or any other Benchmark.
With respect to any Alternative Currency, the Agent, with the consent of the Borrowers, will have the right to make Alternative Currency Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Alternative Currency Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Alternative Currency Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.
5.    Subsection (b) of Section 2.2 of the Credit Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(b)    Each Floor Plan Loan Borrowing shall be a SOFR Borrowing (unless (i) the Alternate Base Rate is in effect in accordance with Article V hereof, in which case the Borrowing shall be made as an ABR Borrowing or (ii) initially resulting from a Draft in which case it shall be made as a Quoted Rate Borrowing). Each Floor Plan Lender may fulfill its obligation to make Floor Plan Loans with respect to any SOFR Loan by causing, at its option, any domestic or foreign branch or Affiliate of such Floor Plan Lender to make such Loan, provided that the exercise of such option shall not affect the obligation of the applicable Floor Plan Borrower to repay such Loan in accordance with the terms of the applicable Note.

6.    Subsection (b) of Section 3.2 of the Credit Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(b)    Each Acquisition Loan Borrowing requested in Dollars shall be an ABR Borrowing or a SOFR Borrowing, and each Acquisition Loan Borrowing requested in Euros or Pounds Sterling shall be a Eurocurrency Borrowing or Pounds Sterling Borrowing, respectively, as the Company may request, in a Request for Borrowing delivered to the Agent in accordance with Section 3.3. Each Acquisition Loan Lender may fulfill its Acquisition Loan Commitment with respect to any SOFR, Eurocurrency or Pounds Sterling Loan by causing, at its option, any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that the exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms hereof. Subject to the provisions of Section 3.3(b) and Section 5.9, Acquisition Loan Borrowings of more than one Type may be outstanding at the same time.

7.    Section 3.3 of the Credit Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

    Section 3.3    Acquisition Loan Borrowing Procedure.
(a)    In order to obtain an Acquisition Loan, the Company shall make an irrevocable written request (including via facsimile or email) therefor (or, with respect to ABR and SOFR Borrowings only, irrevocable telephone notice thereof, confirmed as soon as practicable by written request) in the form of a Request for Borrowing (i) in the case of an ABR Borrowing, to the Agent not later than 11:00 a.m., Houston, Texas time, on the Borrowing Date, (ii) in the case of a SOFR Borrowing, to the Agent not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the Borrowing Date, and (iii) in the case of any Borrowing in an Alternative Currency, to the Alternative Currency Agent not later than 11:00 a.m., Minneapolis, Minnesota time, three (3) Business Days before the Borrowing Date. Each Request for Borrowing shall be irrevocable and specify (1) whether the Loan then being requested is to be an ABR, Eurocurrency, Pounds Sterling or Daily SOFR or Term SOFR Borrowing, (2) the Borrowing Date (which shall be a Business Day), (3) the aggregate amount thereof and (4) if a Term SOFR or Eurocurrency Loan is being requested, the Interest Period or Interest Periods with respect thereto. If no election as to the Type of Acquisition Loan Borrowing is specified for Dollar denominated Loans, such Borrowing shall be an ABR Borrowing. If, with respect to Term SOFR or Eurocurrency Loans, no Interest Period is specified, the Company shall be deemed to have selected an Interest Period of one (1) month’s duration. The Agent shall promptly advise the Lenders of any

Exhibit 10.45
Request for Borrowing given by the Company pursuant to this Section 3.3 and of each Lender’s portion of the requested Acquisition Loan Borrowing.
(b)    No more than eight (8) Acquisition Borrowings may be outstanding at any time. For purposes of the foregoing, Term SOFR or Eurocurrency Borrowings comprised of Acquisition Loans having different Interest Periods (if applicable), regardless of whether they commence on the same date, shall be considered separate Borrowings.
8.    Section 4.2 of the Credit Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

Section 4.2    Accrual of Interest; Margin Adjustments

Each Swing Line Loan and each Swing Line Overdraft Loan shall, from time to time after the date of such Loan, bear interest as provided in Section 5.2(e). The amount and date of each such Swing Line Loan and each such Swing Line Overdraft Loan, the Quoted Rate applicable thereto, its Interest Period (if applicable), and the amount and date of any repayment shall be noted on the Swing Line Bank’s records, which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Swing Line Bank to record any such information shall not affect the obligations of the applicable Floor Plan Borrower with respect thereto in accordance with the terms of this Agreement and the Loan Documents.
9.    Subsections (c), (d) and (g), respectively, of Section 5.2 of the Credit Agreement are hereby deleted in their entirety and the following substituted in lieu thereof:
(c)    SOFR, Eurocurrency and Pounds Sterling Loans that are Acquisition Loans. Subject to the provisions of Section 5.3, each SOFR, Eurocurrency or Pounds Sterling Loan that is an Acquisition Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days for Eurocurrency and SOFR Loans and 365 days for Pounds Sterling Loans) equal to the lesser of (i) the SOFR Rate, Eurocurrency Rate or Pounds Sterling Rate, respectively, in effect for such Loan plus the Applicable Margin for such Loans, and each change in the Applicable Margin shall apply to all such Loans that are outstanding during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, even if the effective date occurs in the middle of an Interest Period (if applicable) and (ii) the Highest Lawful Rate.
(d)    Floor Plan Loans. Subject to the provisions of paragraph (f) below and the other provisions of this Section 5.3, each SOFR Loan that is a Floor Plan Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the lesser of (i) the SOFR Rate in effect for such Loan plus: (A) 1.10% if such Loan is to finance any Motor Vehicle other than Used Motor Vehicles or Program Cars (such Floor Plan Loans hereinafter referred to as “New Vehicle Floor Plan Loans”) or (B) 1.40% if such Loan is to finance Used Motor Vehicles or Program Cars (such Floor Plan Loans hereinafter referred to as “Used Vehicle Floor Plan Loans”) and (ii) the Highest Lawful Rate.
(g)    Interest Generally. Interest on each Acquisition Loan, each Swing Line Loan, each Swing Line Overdraft Loan and each Floor Plan Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan and as otherwise provided in this Agreement. The applicable SOFR Rate, Eurocurrency Rate or Pounds Sterling Rate and the Alternate Base Rate shall be determined by the Agent (which determination shall be conclusive absent manifest error) and the Quoted Rate shall be determined by the Swing Line Bank. The Agent shall provide prompt notice of the SOFR Rate and the Alternate Base Rate to the Floor Plan Agent and the Swing Line Bank. The Agent shall promptly advise the Borrowers and each Lender of each such determination.

10.    Section 5.6 of the Credit Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

    Section 5.6    Availability of Types of Borrowings; Benchmark Replacement.
(a)Unavailability
(i)Unavailability of SOFR. If the Agent determines (which determination shall be conclusive absent manifest error) that “Daily Simple SOFR” or “Term SOFR” cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event, then the Agent will promptly so notify the Company and each Lender. Upon notice thereof by the Agent to the Company, (i) any obligation of the Lenders to make or continue SOFR Loans or to convert Alternate Base Rate Loans to Term SOFR Loans shall be suspended, (ii) all SOFR Loans shall be immediately converted to Alternate Base Rate Loans, and (iii) the component of the Alternate Base Rate based upon SOFR will not be used in any determination of the Alternate Base Rate, in each case, until the Agent revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for Alternate Base Rate Loans in the amount specified therein.
(ii)Unavailability of EURIBOR or SONIA. If the Agent determines (which determination shall be conclusive and binding absent manifest error) that “EURIBOR” or “SONIA” cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event, then the Agent will promptly so notify the Company and each Lender. Upon notice thereof by the Agent to the Company, (i) any obligation of the Lenders to make or continue Eurocurrency

Exhibit 10.45
Loans or Pounds Sterling Loans, as the case may be, or to convert Alternate Base Rate Loans to Eurocurrency Loans or Pounds Sterling Loans, as the case may be, shall be suspended and (ii) all Eurocurrency Loans or Pounds Sterling Loans, as the case may be, shall be immediately converted to Alternate Base Rate Loans. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Eurocurrency Loans or Pounds Sterling Loans, as the case may be or, failing that, will be deemed to have converted such request into a request for Alternate Base Rate Loans in the amount specified therein.
(b)Benchmark Replacement.
(i)Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at or after 5:00 p.m. (New York City time) on the fifth Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrowers without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.
(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrowers and the Lenders of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.6(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.6(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” (or analogous term) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or analogous term) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon notice to the Borrowers by the Agent in accordance with Section 13.1 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 5.6(b) for such Benchmark, the Borrowers may revoke any request for a Borrowing utilizing such Benchmark, or any request for the conversion or continuation of a Borrowing utilizing such Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a ABR Borrowing or conversion to a ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark, SOFR or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
11.    Subsections (a) and (b) of Section 5.8 of the Credit Agreement are hereby deleted in their entirety and the following substituted in lieu thereof:

(a)    It is understood that the cost to each Lender of making or maintaining any of the SOFR, Eurocurrency or Pounds Sterling Loans may fluctuate as a result of the applicability of reserve requirements imposed by the Board at the ratios provided for in Regulation D on the Closing Date. The Borrowers agree to pay to such Lender from time to time such amounts as shall be necessary to compensate such Lender for the portion of the cost of making or maintaining SOFR, Eurocurrency or Pounds Sterling Loans resulting from any increase in such reserve requirements provided for in Regulation D (or any successor regulation or ruling issued in respect thereof) from those as in effect on the Closing Date, it being understood that the rates of interest applicable to such Loans have been determined on the assumption that no such reserve requirements exist or will exist and that such rates do not reflect costs imposed on the Lenders in connection with such reserve requirements.

Exhibit 10.45
(b)    Notwithstanding any other provision herein, if any Change in Law shall (i) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves other liabilities or capital attributable thereto, (ii) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (other than any amounts described in paragraph (a) above) or (iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR, Eurocurrency or Pounds Sterling Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any SOFR, Eurocurrency or Pounds Sterling Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise) in respect thereof, by an amount deemed by such Lender or such other Recipient in its sole discretion to be material, then the Borrowers shall pay as required in Section 5.8(d) such additional amount or amounts as will compensate such Lender or such other Recipient for such additional costs incurred or reduction suffered.
12.    Section 5.9 of the Credit Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

    Section 5.9    Change in Legality.
(a)    Notwithstanding anything to the contrary herein contained, if any Change in Law shall make it unlawful for any Lender to make or maintain any SOFR, Eurocurrency or Pounds Sterling Loan, then, by written notice to the Agent, such Lender may:
(i)    declare that SOFR, Eurocurrency or Pounds Sterling Loans will not thereafter be made by such Lender hereunder, whereupon any request by any Borrower for a SOFR, Eurocurrency or Pounds Sterling Borrowing in such unlawful currency shall, as to such Lender only, not be available, unless such declaration shall be subsequently withdrawn; and
(ii)    require that all outstanding SOFR Loans made by it be converted to Alternate Base Rate Loans, in which event all such SOFR Loans shall be automatically converted to Alternate Base Rate Loans or, if Eurocurrency or Pounds Sterling Loans, repaid, in each case, as of the effective date of such notice as provided in Section 5.9(b).
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the SOFR Loans made by such Lender or the converted SOFR Loans of such Lender shall instead be applied to repay the Alternate Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such SOFR Loans.
(b)    For purposes of Section 5.9(a), a notice to the Agent by any Lender shall be effective as to each Term SOFR and Eurocurrency Loan on the last day of each applicable Interest Period.
13.    Subsection (a) of Section 5.10 of the Credit Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

    (a)    The Borrowers shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (i) any failure by the Company to fulfill on the date of any Acquisition Loan Borrowing hereunder the applicable conditions set forth in Article VIII, (ii) any failure by the Company to borrow, convert or continue hereunder after delivery of a Request for Borrowing for an Acquisition Loan Borrowing, including a notice of conversion or continuation that has been given pursuant to Section 3.3 or Section 5.15(a), (iii) any payment, prepayment or conversion of an Acquisition Loan that is a Term SOFR or Eurocurrency Loan required by any other provision of this Agreement or otherwise made on a date other than the last day of the applicable Interest Period, (iv) any default in payment or prepayment of the principal amount of any Acquisition Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise), or (v) the occurrence of any Event of Default, including, but not limited to, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Acquisition Loan or any part thereof as a SOFR, Eurocurrency or Pounds Sterling Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by each Lender of (A) its cost of obtaining the funds for the Acquisition Loan being paid, prepaid or converted or not borrowed (based on the Term SOFR Rate or Eurocurrency Rate applicable thereto) for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) over (B) the amount of interest (as reasonably determined by such Lender) that could be realized by such Lender in reemploying during such period the funds so paid, prepaid or converted or not borrowed. A certificate of each Lender setting forth in reasonable detail calculations (together with the basis and assumptions therefore) to establish any amount or amounts which such Lender is entitled to receive pursuant to this Section 5.10 shall be delivered to the Agent which shall promptly deliver the same to the Company and such certificate shall be rebuttably presumptive evidence of the amount or amounts which such Lender is entitled to receive. Nothing in this Section 5.10 shall entitle any Lender to receive interest in excess of the Highest Lawful Rate.

Exhibit 10.45
14.    Section 5.15 of the Credit Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

    Section 5.15    Applicable Interest Rate.
(a)    The Company shall have the right with respect to Acquisition Loan Borrowings, at any time upon prior irrevocable notice to the Agent (x) not later than 10:00 a.m., Houston, Texas time, on the date of conversion, to convert any Term SOFR Borrowing into an ABR Borrowing, (y) not later than 11:00 a.m., Houston, Texas time, three (3) Business Days prior to conversion or continuation, to convert all or any portion of any ABR Borrowing into a Term SOFR Borrowing, to continue all or any portion of any Term SOFR Borrowing as a Term SOFR Borrowing for an additional Interest Period, or to select another Interest Period therefor, and (z) not later than 11:00 a.m., Minneapolis, Minnesota time, four (4) Business Days prior to continuation, to continue all or any portion of any Eurocurrency Borrowing for an additional Interest Period, subject, in each case, to the following:
(i)    each conversion or continuation shall be made among the Lenders, in accordance with each Lender’s Pro Rata Share of Acquisition Loan Commitments subject to the provisions of Section 3.1(b) and Section 3.2(c)(ii) hereof;
(ii)    if less than all the outstanding principal amount of any such Acquisition Loan shall be converted or continued, the aggregate principal amount of such Acquisition Loan converted or continued shall be an integral multiple of $1,000,000, and not less than 1,000,000 Dollars, Euros or Pounds Sterling as appropriate;
(iii)    if any Term SOFR or Eurocurrency Loan is converted at a time other than the end of the Interest Period applicable thereto, the Company shall pay any amounts due to the Lenders under Section 5.10;
(iv)    any portion of a Borrowing required to be repaid in less than one month may not be converted into or continued as a Term SOFR Borrowing, Eurocurrency Borrowing or Pounds Sterling Borrowing, as the case may be;
(v)    (A) any portion of a Term SOFR Borrowing that cannot be converted into or continued as a Term SOFR Borrowing by reason of clause (iv) above shall be automatically converted at the end of the Interest Period in effect for such Acquisition Loan Borrowing into an ABR Borrowing and (B) any portion of a Eurocurrency Borrowing or Pounds Sterling Borrowing that cannot be continued as such by reason of clause (iv) above shall be converted into a Borrowing at a rate determined by the Alternative Currency Agent, in its sole discretion, to be the then approximate equivalent of the rate previously being charged on said Borrowing; and
(vi)    accrued interest on an Acquisition Loan (or portion thereof) being converted or continued shall be paid by the Company at the time of conversion or continuation.
Each notice pursuant to this Section 5.15(a) shall be irrevocable and specify (w) the identity and amount of the Acquisition Loan Borrowing that the Company requests to be converted or continued, (x) whether such Acquisition Loan Borrowing is to be converted to or continued as a SOFR, Eurocurrency or Pounds Sterling Borrowing or an ABR Borrowing, (y) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (z) if such Acquisition Loan Borrowing is to be converted to or continued as a Term SOFR or Eurocurrency Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Term SOFR or Eurocurrency Borrowing, the Company shall be deemed to have selected an Interest Period of one (1) month’s duration. The Agent or Alternative Currency Agent, as applicable, shall promptly advise the other Lenders of any notice given pursuant to this Section 5.15(a) and of each Lender’s portion of any converted or continued Borrowing and the applicable interest rate. If the Company shall not have given written notice in accordance with this Section 5.15(a) to continue any Term SOFR or Eurocurrency Borrowing into a subsequent Interest Period (and shall not otherwise have given written notice in accordance with this Section 5.15(a) to convert such Acquisition Loan Borrowing), such Acquisition Loan Borrowing shall be automatically continued for an identical Interest Period to the one expiring.
(b)    The Company shall have the right with respect to Floor Plan Loan Borrowings, on behalf of any Floor Plan Borrower, at any time upon prior irrevocable notice (including via facsimile or email) to the Agent not later than 11:00 a.m., Houston, Texas time, one Business Day prior to conversion or continuation, to continue all or any portion of any Term SOFR Borrowing of any Floor Plan Borrower as a Term SOFR Borrowing for an additional Interest Period, unless a Floor Plan Event of Default has occurred and is continuing, in which case, at its option, the Agent may require conversion to the Alternate Base Rate subject in each case to the following:
        (i)    each conversion or continuation shall be made pro rata among the Lenders, in accordance with each Lender’s Pro Rata Share of Floor Plan Loan Commitments;
        (ii)    intentionally omitted;
        (iii)    any portion of a Term SOFR Borrowing maturing or required to be repaid in less than seven (7) days may not be converted into or continued as a Term SOFR Borrowing;

Exhibit 10.45
        (iv)    any portion of a Term SOFR Borrowing which cannot be converted into or continued as a Term SOFR Borrowing by reason of clause (iii) above shall be automatically converted at the end of the Interest Period in effect for such Floor Plan Loan Borrowing into an Alternate Base Rate Loan; and
        (v)    accrued interest on an Floor Plan Loan (or portion thereof) being converted or continued shall be paid by the Company at the time of conversion or continuation.
Each notice pursuant to this Section 5.15(b) shall be irrevocable and specify (w) the identity and amount of the Floor Plan Loan Borrowing that the Company requests to be converted or continued, (x) whether such Floor Plan Loan Borrowing is to be converted to or continued as a Term SOFR Borrowing, (y) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (z) if such Floor Plan Loan Borrowing is to be converted to or continued as a Term SOFR Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Term SOFR Borrowing, the Company shall be deemed to have selected an Interest Period of one (1) month’s duration. The Agent shall promptly advise the other Lenders of any notice given pursuant to this Section 5.15(b) and of each Lender’s portion of any converted or continued Borrowing. If the Company shall not have given written notice in accordance with this Section 5.15(b) to continue any Term SOFR Borrowing into a subsequent Interest Period (and shall not otherwise have given written notice in accordance with this Section 5.15(b) to convert such Floor Plan Loan Borrowing), such Floor Plan Loan Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as a Term SOFR Borrowing for an identical Interest Period to the one expiring.

15.    Subsection (b) of Section 5.17 of the Credit Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(b)    If any Lender (i) makes a demand for compensation pursuant to Section 5.8(a), Section 5.8(b) or Section 5.8(c), (ii) notifies the Agent of the unlawfulness of such Lender making or maintaining SOFR, Eurocurrency or Pounds Sterling Loans as provided in Section 5.9, (iii) requests the Borrowers to make payments for Taxes pursuant to Section 5.14, (iv) gives the Agent notice as provided in Section 5.16(b) that it is unwilling to extend the Maturity Date or fails to provide approval of such extension or fails to approve any amendment, consent or waiver requiring the approval of all Lenders but which has been approved by Lenders having at least 80% of the Pro Rata Share of Total Commitments or (v) is a Defaulting Lender, then in any such event the Company may, unless such Lender has notified the Company that the circumstances giving rise to such event no longer apply, terminate, in whole but not in part, the Commitments of such Lender (the “Terminated Lender”) at any time upon five Business Days’ prior written notice to the Terminated Lender and the Agent (such notice referred to herein as a “Notice of Termination”).

16.    Subsection (a) of Section 6.7 of the Credit Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(a)    Letter of Credit Fees. The Company shall pay to the Agent for the account of each of the Acquisition Loan Lenders a letter of credit fee (the “Letter of Credit Fees”) with respect to outstanding Letters of Credit equal to the greater of: (i) $500, or (ii) (A) the lesser of (x) the Applicable Margin for SOFR Loans that are Acquisition Loans or (y) one and one half percent (1.50%) per annum multiplied by the average daily maximum amount potentially available to be drawn on such outstanding Letters of Credit at any time during the term thereof up to an aggregate face amount of $15,000,000, and (B) the Applicable Margin for SOFR Loans that are Acquisition Loans for the daily average face amount available in excess of $15,000,000.

17.    Section 8.4 of the Credit Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

    Section 8.4    Conditions Precedent to Conversions and Continuations
The obligation of the Lenders to convert any existing Borrowing into a Term SOFR Borrowing or to continue any existing Borrowing as a Term SOFR Borrowing is subject to the condition precedent that, on the date of such conversion or continuation, each of the conditions to Borrowing set forth in Section 8.3 shall have been satisfied, and neither (a) an Acquisition Event of Default (other than an Acquisition Event of Default under Section 11.1(n)), nor (b) any Floor Plan Event of Default with respect to which the remedies described in Section 11.4(c) may be exercised shall have occurred and be continuing or would result from the making of such conversion or continuation. The acceptance of the benefits of each such conversion and continuation shall constitute a representation and warranty by the Company to each of the Lenders that no Default or Event of Default shall have occurred and be continuing or would result from the making of such conversion or continuation.

18.    Exhibit 1.1(d)    of the Credit Agreement is hereby deleted and replaced with the Exhibit 1.1(d) attached to this Amendment.

19.    Each of the Borrowers hereby agrees to reimburse the Agent upon demand for all reasonable out-of-pocket costs and expenses incurred by the Agent in the preparation, negotiation and execution of this Amendment and any and all other agreements, documents and/or instruments relating to this Amendment, including, without limitation, reasonable attorneys’ fees and expenses. All of the obligations of the Borrowers under this paragraph shall survive the payment of the Borrowers’ Obligations and the termination of the Credit Agreement.

Exhibit 10.45
    20.    All references in the Credit Agreement to “this Agreement” and any other references of similar import shall henceforth mean the Credit Agreement as amended by this Amendment and as the same may from time to time be further amended, modified, extended, renewed or restated. All references in the other Loan Documents to the Credit Agreement and any other references of similar import shall henceforth mean the Credit Agreement as amended by this Amendment and as the same may from time to time be further amended, modified, extended, renewed or restated.

    21.    Except to the extent specifically amended by this Amendment, all of the terms, provisions, conditions, covenants, representations and warranties contained in the Credit Agreement and the other Loan Documents shall be and remain in full force and effect and the same are hereby ratified and confirmed.

    22.    This Amendment shall be binding upon and inure to the benefit of the Company, the other Borrowers, the Lenders, the Agent and the Floor Plan Agent and their respective successors and assigns, except that Borrowers may not assign, transfer or delegate any of their respective rights or obligations under the Credit Agreement as amended by this Amendment.

    23.    Each of the Borrowers hereby represents and warrants to the Agent, the Floor Plan Agent and each Lender that:

    (a)    the execution, delivery and performance by each Borrower of this Amendment and the other Loan Documents are within the corporate or limited liability company powers, as applicable, of such Borrower, have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of such Borrower and require no action by or in respect of, consent of or filing or recording with, any governmental or regulatory body, instrumentality, authority, agency or official or any other Person;

    (b)    the execution, delivery and performance by each Borrower of this Amendment and the other Loan Documents do not conflict in any material respect with, or result in a material breach of the terms, conditions or provisions of, or constitute a material default under or result in any material violation of, the terms of the Certificate or Articles of Incorporation, Articles of Organization, Certificate of Formation, Bylaws or Operating Agreement, as applicable, of such Borrower, any applicable law, rule, regulation, order, writ, judgment or decree of any court or governmental or regulatory body, instrumentality, authority, agency or official or any agreement, document or instrument to which such Borrower is a party or by which such Borrower or any of its Property is bound or to which such Borrower or any of its Property is subject;

    (c)    this Amendment and each other Loan Document have been duly executed and delivered by each Borrower and constitutes the legal, valid and binding obligation of each such Borrower and is enforceable against each such Borrower in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

    (d)    all of the representations and warranties made by any Borrower and/or any other Loan Party in the Credit Agreement and/or in any other Loan Document are true and correct in all material respects on and as of the date of this Amendment as if made on and as of the date of this Amendment (except to the extent that such representation or warranty is made as of an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date); and

    (e)    as of the date of this Amendment and after giving effect to this Amendment, no Default or Event of Default under or within the meaning of the Credit Agreement has occurred and is continuing.

24.    Each of the GM Borrowers hereby consents to the terms, provisions and conditions contained in this Amendment. Each of the GM Borrowers hereby acknowledges and agrees that (a) the execution and delivery of this Amendment by the Borrowers to the Agent will not adversely affect or impair any of its obligations to the Agent, the Floor Plan Agent and/or the Lenders under the GM Borrower Guaranty executed by each of the undersigned, in favor of the Agent, the Floor Plan Agent and the Lenders with respect to the indebtedness of Borrowers to the Agent, the Floor Plan Agent and the Lenders, (b) all references in the GM Borrower Guaranty to the “Credit Agreement”, shall henceforth be deemed to refer to the Credit Agreement, as amended by this Amendment, (c) payment of all of the “Guaranteed Obligations” (as defined in the GM Borrower Guaranty) is guaranteed to the Agent, the Floor Plan Agent and the Lenders by such undersigned pursuant to the terms of the GM Borrower Guaranty, and (d) the GM Borrower Guaranty is in full force and effect on the date hereof and the same is hereby ratified and confirmed.

25.    In the event of any inconsistency or conflict between this Amendment and the Credit Agreement with respect to the matters set forth herein, the terms, provisions and conditions contained in this Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Amendment do not contradict or conflict with the terms and provisions of the Credit Agreement, then the Credit Agreement, as amended by this Amendment, shall remain in and have its intended full force and effect, and the Borrowers hereby affirm, confirm and ratify the same.

    26.    This Amendment shall be governed by and construed in accordance with the substantive laws of the State of Texas.

Exhibit 10.45
    27.    THIS WRITTEN AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO), THE CREDIT AGREEMENT, THE NOTES, THE AGENT’S LETTER, THE FLOOR PLAN AGENT’S LETTER AND THE OTHER LOAN DOCUMENTS CONSTITUTE A “LOAN AGREEMENT” AS DEFINED IN SECTION 26.02(a) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Amendment. Nothing in this Amendment , expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Amendment.

    28.    This Amendment may be executed in two or more counterparts, which may be delivered in original, electronic or facsimile form, each of which shall constitute an original, but all of which when taken together shall constitute but one contract.

    29.    Notwithstanding any provision contained in this Amendment to the contrary, this Amendment shall not be effective unless and until the Agent shall have received:

    (a)    this Amendment, duly executed by each Borrower and Agent;

    (b)    payment by Borrowers of all costs, expenses and fees of Agent which are presently due and payable under this Amendment, the Credit Agreement and the other Loan Documents; and

    (c)    such other agreements, documents, instruments and certificates as Agent may reasonably request.